Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zayo Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑199856) on Form S-8 of Zayo Group Holdings, Inc. of our reports dated August 26, 2016, with respect to the audit of the consolidated balance sheets of Zayo Group Holdings, Inc. and subsidiaries as of June 30, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss,  stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2016, and with respect to the effectiveness of internal control over financial reporting as of June 30, 2016, which reports appear in the amended June 30, 2016 annual report on Form 10‑K/A of Zayo Group Holdings, Inc. dated February 16, 2017.

Our report dated August 26, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016, expresses our opinion that Zayo Group Holdings, Inc. (the Company) did not maintain effective internal control over financial reporting as of June 30, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses have been identified and are included in management’s assessment. The material weaknesses related to an insufficient number of adequately trained employees with respect to the COSO 2013 Framework; ineffective monitoring activities over the information technology organization; ineffective general information technology controls, specifically program change and user access controls, over several technology systems; and inadequately designed and documented management review control and monitoring activities over the accounting for revenue recognition collectability criterion.  Our report dated August 26, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016 also contains an explanatory paragraph that states the Company excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of June 30, 2016, the internal controls over financial reporting related to the acquired business of Allstream associated with total assets of $477.6 million and total revenues of $213.3 million included in the consolidated financial statements of the Company as of and for the year ended June 30, 2016 and that our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Allstream.

/s/ KPMG LLP

Denver, Colorado
February 16, 2017